ENGINEER'S CONSENT

We consent to the use in the Registration Statement and Prospectus of Cotton Valley Resources Corporation ("The Company") of our report dated August 27, 1996, concerning the Company's oil and gas reserves in the Cheneyboro Field, Texas, and to the use of our name and the statement with respect to us, as appearing under the heading "Experts" in the Prospectus.



K&A Energy Consultants

January 31, 1997
Houston, Texas